                                                                       Exhibit 1

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, made and entered into this 23/rd/ day of June, 2000 by and between ROBERT H. WILLARD (the "Seller"), HORIZON OUTDOOR ADVERTISING, INC. (the "Company"), and ADAMS OUTDOOR ADVERTISING LIMITED PARTNERSHIP, a Minnesota limited partnership ("Buyer").

                             W I T N E S S E T H:

     WHEREAS, the Seller owns all of the issued and outstanding common stock of the Company (the "Stock") and the Company owns and operates certain outdoor advertising structures and other assets used in connection with the outdoor advertising business conducted in North Carolina under the name of "Horizon Outdoor Advertising" (such business, together with the properties and assets used or usable in the operation thereof, are herein referred to as the "Business");

     WHEREAS, the Seller desires to sell the Stock to the Buyer and the Buyer desires to purchase the Stock from the Seller, all subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     SECTION 1.  PURCHASE AND SALE OF STOCK.
                 --------------------------

     1.1   Sale of Stock.  At the Closing, subject to the terms and conditions
           -------------
of this Agreement, the Seller shall sell and assign to the Buyer, and the Buyer shall purchase from the Seller, all of the shares of Stock.

     1.2   Consideration.  The consideration to be paid by Buyer to Seller for
           -------------
the transactions contemplated hereunder, subject to the adjustments set forth herein, is Eighteen Million Five Hundred Thousand and 00/100 Dollars ($18,500,000.00) (the "Purchase Price"). Of the Purchase Price, (a) Fifteen Million Four Hundred Sixty-one Thousand Two Hundred-Fifty and 00/100 ($15,461,250.00) (the "Cash Portion") is to be paid in cash at Closing (as hereinafter defined), and (b) Three Million Thirty-eight Thousand Seven Hundred Fifty and 00/100 ($3,038,750.00) (the "Build-Out Payment") is to be paid in accordance with the terms of subparagraph 1.2(d) hereof. The Buyer shall pay the Purchase Price as follows:

           (a) Prior to the execution of this Agreement, Buyer has paid the filing fee in the amount of Forty-five Thousand and 00/100 Dollars ($45,000.00) for the premerger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The parties have agreed to split the fee and to treat Twenty-two Thousand Five Hundred and 00/100

Dollars ($22,500.00), representing the portion of the fee paid by the Buyer on behalf of the Seller, as a non-refundable binder fee (the "Binder Fee"). In consideration of the payment of the Binder Fee by the Buyer on behalf of the Seller, the Seller and the Company agree not to initiate or solicit, directly or indirectly, any inquiries or make any proposal with respect to a purchase, merger, consolidation or similar transaction involving all or any significant portion of the assets or stock of the Company (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal at any time prior to the Closing. At the Closing, the Binder Fee shall be applied against the Purchase Price. If Closing does not occur because of a breach by the Seller or the Company of the terms and conditions of this paragraph, the Seller shall reimburse the Binder Fee to the Buyer. Otherwise, the Buyer shall not be entitled to reimbursement of the Binder Fee from the Seller.

          (b)  Simultaneously with the execution of this Agreement:

               (i) Buyer shall deposit One Hundred Eighty-five Thousand and 00/100 ($185,000.00) into an interest bearing account with First Citizens Bank & Trust Company, Raleigh, North Carolina (the "Escrow Agent"), to be held in accordance with the terms of a Deposit Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Deposit Escrow Agreement"). The initial deposit under the Deposit Escrow Agreement plus all interest earned thereon is referred to herein as the "Deposit Escrow Fund." At the Closing, the Deposit Escrow Fund shall be distributed to the Seller and applied against the Purchase Price. If Closing does not occur because of a breach by the Seller or the Company of the terms and conditions of this Agreement, the Deposit Escrow Fund shall be distributed to the Buyer. If Closing does not occur because of a breach by the Buyer under this Agreement, the Deposit Escrow Fund shall be distributed to the Seller. If Closing does not occur by mutual agreement of the Seller and the Buyer or if the required regulatory approval is not obtained, the Deposit Escrow Fund shall be distributed to the Buyer. If Closing does not occur, upon distribution of the Deposit Escrow Fund as set forth in this paragraph, neither party shall have any liability to the other and this Agreement shall be null and void and of no further force or effect.

               (ii) Buyer shall deposit Two Million Four Hundred Sixty-one Thousand Two Hundred Fifty and 00/100 Dollars ($2,461,250) into an interest bearing account with the Escrow Agent, to be held in accordance with the terms of an Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Indemnification Escrow Agreement"). The initial deposit under the Indemnification Escrow Agreement plus all interest earned thereon is referred to herein as the "Indemnification Escrow Fund." The Indemnification Escrow Fund shall be distributed as set forth in the Indemnification Escrow Agreement.

          (c) At the Closing, Buyer shall pay the Seller the balance of the Cash Portion (after credit for the Binder Fee, the Deposit Escrow Fund and the Indemnification Escrow Fund) by wire transfer of immediately available funds.

          (d)  (i)   The Build-Out Payment shall be paid by the Buyer to the
Seller as Build-Out Structures (as hereinafter defined) are placed into service by the Company or Buyer or their respective successors or assigns following the Closing. For purposes of this Section 1.2(d), each reference to the Company (whether in connection with placing the Build-Out Structures into service, paying the Build-Out Payment, or otherwise) shall be deemed to include the Company and the Buyer and their respective successors and assigns. "Build-Out Structures" shall mean structures which have not yet been built, but for which the Company has a valid, usable permit and lease on the date hereof from applicable agencies and authorities.

               (ii) For the Build-Out Structures, the Company shall pay the Seller an amount, in the aggregate not to exceed the Build-Out Payment, equal to
(1) the amount set forth on Schedule 1.2(d)(A) attached hereto and made an integral part of this Agreement with respect to Build-Out Structures that have been identified on Schedule 1.2(d)(A) and are ready to be built ("Identified Structures"), and (2) fifty (50) times the monthly revenue of a Build-Out Structure that has not been identified on either Schedule 1.2(d)(A) or Schedule 1.2(d)(B) attached hereto ("Unidentified Structures").

               (iii) With respect to each Build-Out Structure, the Build-Out Payment shall be made on or before the tenth (10th) day of the month during which such Build-Out Structure is deemed to have been placed into service by the Company. An Identified Structure shall be deemed to have been placed into service on the first day of the first full month after such Identified Structure has been completed by the Company to be placed into service by the Company and an Unidentified Structure shall be deemed to have been placed into service on the first day of the first full month for which the Company has received cash advertising revenues for that Build-Out Structure.

               (iv) If the aggregate amount of the Build-Out Payments paid on or before the dates specified below does not exceed the amounts set forth opposite such dates, the amount necessary to bring the aggregate Build-Out Payment to the specified amount on each such date shall be paid by the Company on each such date:


                                                  Required Amount
                                                   of Aggregate
                Payment Date                    Build-Out Payments
                ------------                    ------------------
               January 1, 2001                       $  538,750
                 July 1, 2001                         1,038,750
               January 1, 2002                        1,538,750

               (v) The balance of the Build-Out Payment (such balance not to exceed

$1,500,000 in the aggregate) for the Build-Out Structures set forth on Schedule 1.2(d)(v)(B) attached hereto and made an integral part of this Agreement not paid on or before January 1, 2002 shall be paid by the Buyer within ninety (90) days after the road on which such Build-Out Structures are to be located is opened and dedicated (the "Final Payment Date"). Such payment is conditioned upon the existence of a valid permit and lease for such Build-Out Structures on the Final Payment Date. The Buyer agrees to pay the permit fee to keep the building permits relating to such Build-Out Structures in full force during the period from the Closing Date until the earlier of the Final Payment Date or the seventh (7/th/) anniversary of the Closing Date.

               (vi) To the extent that the aggregate amount of the Build-Out Payments paid on or before the seventh (7/th/) anniversary of the Closing Date has not reached Three Million Thirty-eight Thousand Seven Hundred Fifty and 00/100 ($3,038,750), the Purchase Price shall be reduced by the amount of such shortfall. Payment of the Build-Out Payment is subject to the rights of the Buyer set forth in Section 8 of this Agreement.

     1.3  (a)  Prepaid Site Leases; Net Working Capital.  The amount of prepaid
               ----------------------------------------
site leases as of the Closing Date (the "Prepaid Site Leases") shall be paid by the Buyer to the Seller on the Closing Date. The Seller covenants that the Net Working Capital (as hereinafter defined) of the Company as of date of Closing shall be no less than One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Minimum Net Working Capital Amount"). "Net Working Capital" shall mean (a) current assets (cash, prepaid expenses other than the Prepaid Site Leases, billings and accounts receivable) less (b) current liabilities (accrued expenses, accrued taxes and outstanding short term debt), determined in accordance with generally accepted accounting principles applied on a basis consistent with the Company's financial statements. The Prepaid Site Leases and the Net Working Capital shall be determined after considering the prorations pursuant to 1.3(b) and (c) of this Agreement. If the Net Working Capital of the Company as of the date of Closing is less than the Minimum Net Working Capital Amount, the Purchase Price (and the Cash Portion) shall be reduced by the amount of such shortfall. If the Net Working Capital of the Company as of the date of Closing is greater than the Minimum Net Working Capital Amount, the Purchase Price (and the Cash Portion) shall be increased by the amount of such excess.

          (b)  Closing Cut-Off. The operation of the Business and the income and
               ---------------
expenses accrued to the effective time of Closing shall, except as otherwise provided in this Agreement, be for the account of Seller and thereafter shall be for the account of Buyer. All revenues billed or paid prior to the Closing for periods after the Closing shall be included in the proration as a credit to Buyer (and shall not be included in the Net Working Capital). The items to be prorated hereunder shall include but not be limited to items such as power and utility charges; lease rents (which, in the case of Prepaid Site Leases, shall be reimbursed to Seller as set forth in subparagraph (a) above); property taxes assessed during the year in which the Closing Date occurs; and wages and commissions, vacation pay or allowances, sick pay, and all related payroll costs, or accrual therefore for employees of the Company on the Closing (even though the Company may not customarily accrue for such liabilities). The prorations shall include a credit in favor of Buyer for all payroll taxes for the Company's employees for periods of employment prior to the Closing

Date.

          (c) Net Working Capital and prorations shall be determined, insofar as feasible, on and as of the Closing Date. Net Working Capital and prorations shall be finally determined and payments relating thereto shall be settled on the 90th day after the Closing Date. The Company shall prepare for the Closing a report, certified by the Seller to be true and correct, specifying the amount of Net Working Capital of the Company as of the Closing Date and delineating the allocation specified in this Section. Such report shall be supplemented and revised by the Company or its successors and assigns within 90 days after the Closing Date. If Seller and Buyer cannot agree on the amount of Net Working Capital and the final prorations within 90 days after the Closing Date, an independent accounting firm selected by Seller and Buyer shall determine the Net Working Capital and the final prorations. The amount of Net Working Capital and the final prorations as determined by such accounting firm shall be binding on Seller and Buyer. Seller and Buyer shall share equally in the cost of having such determination prepared.

     SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER.
                 ----------------------------------------

     Seller hereby represents and warrants to Buyer that as of the date hereof and the Closing Date:

     2.1  Organization and Good Standing.  The Company is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of North Carolina and has all the corporate power and authority to carry on its business as currently conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.

     2.2  Authorization. The execution and delivery of this Agreement by the
          -------------
Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the sole director of the Company and by the Seller as the sole shareholder of the Company. Seller has taken all action necessary for Seller to enter into this Agreement and for Seller to consummate the transactions contemplated hereby.

     2.3  Absence of Violation  Neither the execution and delivery of this
          --------------------
Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or a default under, or conflict with, any term or provision of the Articles of Incorporation or bylaws of the Company or any contract, commitment, indenture, lease or other agreement to which any of the Seller or the Company is a party or by which any such party is bound.

     2.4  Binding Obligation.  This Agreement constitutes a valid and binding
          ------------------
obligation of the Seller and of the Company, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity. Each document and instrument to be executed by the Seller or by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Seller or of the

Company, as applicable, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity.

     2.5   Consents.  Except for the requirements of the HSR Act and except as
           --------
set forth on Schedule 2.5 attached hereto, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable the Seller or the Company to enter into and perform their obligations under this Agreement and the closing documents to be executed and delivered by the Seller or the Company pursuant to the terms of this Agreement, or would result in any material penalty, forfeiture or contract termination as a result thereof, without the consent of the holders of or parties to such instruments or any other parties.

     2.6   Financial Statements.  The Seller has delivered to the Buyer the
           --------------------
unaudited compilation of financial statements of the Company described in
Schedule 2.6 hereto (the "Financial Statements"), which unaudited compilation of financial statements were prepared by McArthur & Company, P.A., Certified Public Accountants, Charlotte, North Carolina. To the best of Seller's knowledge, the Financial Statements: (a) are true, correct and complete in all material respects, (b) are in accordance with the books and records of the Company, (c) present fairly the financial position of the Company as of their respective dates, and the results of operations and changes in financial position for the respective periods indicated, and (d) are prepared in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP"). All prepaid expenses, if any, included in any Financial Statement represent payments theretofore made or incurred, the benefit and advantage of which may be obtained and enjoyed by the Company. To the best of the Seller's knowledge, the Company does not have, and on the Closing Date, the Company will not have any liabilities required to be reflected in Financial Statements prepared in accordance with GAAP which are not fully reflected on or reserved against in the Financial Statements other than (i) such liabilities as are disclosed herein or in any Schedule hereto or (ii) liabilities incurred by the Company between the date of the last Financial Statement and the Closing Date in the ordinary course of business and consistent with the limitations and restrictions contained in this Agreement.

     2.7   Accounts Receivable. The accounts receivable of the Company reflected
           -------------------
in the Financial Statements are accounts which were generated by the Company with genuine expectation of collection thereof. The amount of Accounts Receivable of the Company on the Closing Date not received by the Company within 90 days from the Closing Date (the "Uncollected Accounts") shall be included as a credit to the Buyer in the final determination of the prorations and Net Working Capital to be made on the 90/th/ day following the Closing Date pursuant to Section 1.3 of this Agreement.

     2.8   Conduct of Business and Absence of Adverse Change.  Except as set
           -------------------------------------------------
forth in Schedule 2.8, since March 31, 2000, there has been no material adverse change in the business, operations, assets or properties of the Company or in the condition (financial or otherwise) of the

Business, and to Seller's knowledge no fact or condition exists or is contemplated or threatened which might cause such material adverse change in the future. Since the date of the most recent Financial Statement, the Business has been conducted only in the ordinary course, and the Company has not (a) incurred material loss of, or injury to, the Assets (as hereinafter defined) of the Business as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other cause; (b) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance any of its assets or properties; (c) sold, exchanged, transferred or otherwise disposed of any of its assets or properties, or cancelled any debts or claims, except in each case in the ordinary course of business; (d) written down the value of any assets or properties or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material to it; (e) entered into any transactions other than in the ordinary course of business; (f) increased the rate of compensation payable, or to become payable, by it to any of its employees over the rate being paid to them on the date of the most recent Financial Statement except for increases to such compensation made in the ordinary course of business, consistent with prior employee evaluation practices and compensation policies of the Company; (g) made or permitted any amendment or termination of any contract, agreement or license to which it is a party or which it owns other than in the ordinary course of business; (h) through negotiation or otherwise made any commitment or incurred any liability to any labor organization; (j) made any change in any method of accounting or accounting practice or any credit collection or payment practice except in the ordinary course of business; or (k) agreed, whether in writing or not, to do any of the foregoing. From the date hereof, Seller will not, directly or indirectly, do or agree to do any of the foregoing.

     2.9   Taxes. The Company has filed all federal, state, county and local
           -----
income, excise, property, withholding, workers unemployment compensation, franchise and other tax returns which are required to be filed by the Company prior to Closing; and, to the best of Seller's knowledge, such returns are true, correct and complete in all material respects. The Company has paid or will pay all Taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due in respect of such Taxes which is for any period prior to the Closing Date. There are no liens outstanding for any Taxes upon any of the Assets. All Taxes accrued as of the Closing Date shall be included in the calculation of Net Working Capital pursuant to Section 1.3(a) hereof. For the purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, excise, property, sales, withholding, workers unemployment compensation and franchise taxes, imposed with respect to the Assets, the Business or the transactions contemplated hereby by the United States, or any state, county, local, or foreign government or a subdivision or agency thereof, and including any interest, penalties or additions to Tax attributable thereto.

     2.10  Licenses and Authorizations.  On the date hereof, the licenses,
           ---------------------------
permits and authorizations set forth in Schedule 2.10 hereto are in full force and effect and to the best of Seller's knowledge constitute all licenses, permits and authorizations which are required for the operation of the Business as operated by the Company on the date hereof. Attached hereto as Schedule 2.10 is a complete and accurate list, as of the date hereof, of (a) all sign faces and structures that are either nonconforming or are subject to any order or pending investigation (or, to the knowledge of the Seller or the Company, subject to the threat of any such order or investigation) (each a "Structure at Risk"), (b) the revenues generated by each Structure at Risk, and (c) the nature of the reason that such sign face or structure is a Structure at Risk.

     2.11  Personal Property.  Attached hereto as Schedule 2.11 is a complete
           -----------------
and accurate list, as of the date hereof, of all tangible personal property or interests therein used by the Company in the operation of the Business. The Assets which constitute tangible assets will, on the Closing Date, be in good operating condition and repair, ordinary wear and tear excepted, and constitute all tangible assets used by Seller in the operation and conduct of the Business as conducted on the date hereof and on the Closing Date.

     2.12  Real Property.  Attached hereto as Schedule 2.12 is a complete and
           -------------
accurate list of all real property and interests in real property owned by the Company (the "Real Property"). The Company has and, at the Closing, will have good and marketable title to the Real Property, free and clear of any mortgage, pledge, lien, encumbrance, charge, security interest, restriction or covenant. The Real Property and the Company's interest in the Site Leases (as hereinafter defined) constitutes all real estate or interest in real estate necessary to operate the Business. Except as set forth in Schedule 2.12, there is no pending, or to the Seller' knowledge, threatened condemnation or similar proceeding that would adversely affect or impair the rights of the Buyer with respect to such Real Property or would adversely affect or impair the operation of the Business thereon. All improvements on the Real Property are in good repair (ordinary wear and tear excepted).

     2.13  Other Contracts and Commitments.  As of the date hereof, except for
           -------------------------------
the Site Leases and the Advertising Contracts (the "Scheduled Contracts") and except as set forth on Schedule 2.13 attached hereto, the Company is not a party to any oral or written (i) contract for the employment of any officer, employee, consultant or independent contractor; (ii) license agreement or sales agency, advertising, or brokerage contract; (iii) contract with any labor organization or other collective bargaining unit; (iv) contract for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $5,000 over its remaining term (including periods covered by any option to renew by either party); (v) contract for the purchase, sale or lease of any real estate or other properties; (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or agreement; (vii) agreement or arrangement for the sale of any of its assets or properties or the grant of any preferential rights to purchase any of its assets, properties or rights, other than in the ordinary course of business; (viii) contract which contains any provisions requiring Seller to indemnify any other party thereto; (ix) joint venture agreement or arrangement or other agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from any shareholder of the Company or persons or entities controlling, controlled by or under common control with the Company; (xi) other contract, commitment or agreement which by its terms does not terminate or is not terminable by the Company within 30 days or upon 30 days' (or less) notice;

or (xii) contract, commitment or agreement with or to the Company or any entity in which the Company has a material interest. Except as described in Schedule 2.13, each of the Scheduled Contracts is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, subject to (1) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors, and (2) general principles of equity. To the best of Seller's knowledge, all necessary governmental approvals with respect to the Scheduled Contracts have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof nor outstanding material disputes thereunder. The Company has in all material respects performed all the obligations required to be performed by it through the date hereof thereunder. No party is in default under any of the contracts, agreements, commitments or other instruments described in
Schedule 2.13 attached hereto and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. None of the Scheduled Contracts is a "capitalized" lease or a "financing" lease (as those terms are used in GAAP). None of the other parties to any of the Scheduled Contracts is an affiliate of the Company.

     2.14  Insurance.  Attached hereto as Schedule 2.14 is a list and brief
           ---------
description of all policies of property, fire, casualty, liability, life, workmen's compensation and other forms of insurance of any kind owned or held by the Company in respect of the Business. To Seller's knowledge all such policies
(a) are in full force and effect; (b) are valid, outstanding and enforceable policies; and (c) provide that they will remain in full force and effect through the Closing Date. There are no claims for workmen's compensation existing or, to the knowledge of the Seller, threatened on the date hereof.

     2.15  Franchises, Trademarks, Patents, Etc.  Attached hereto as Schedule
           ------------------------------------
2.15 is a list of all franchises, licenses, trademarks, trade names, service marks, service names, copyrights, patents and applications therefor owned or licensed by or registered in the name of the Company or any other person which is used in the operation of the Business. The Company owns or licenses all of the franchises, licenses, trademarks, tradenames, service marks, service names, copyrights, patents and applications therefor listed in Schedule 2.15 and pays no royalty or other amount to anyone under any of them and has the right to bring action for the infringement of any of them. The Company owns or possesses adequate rights to use all franchises, licenses, trademarks, trade names, service marks, service names, copyrights, patents and applications therefor as used by the Company in the conduct of the Business on the date hereof and on the Closing Date. The Company has received no written notice to the effect that any service or publication rendered by the Company may infringe any trademark, trade name, copyright or patent, trade secret or legally protectable right of another.

     2.16  Reports.  All reports relating to the Business currently required to
           -------
be filed by the Company with any governmental instrumentality have been filed and complied with and to the best of Seller's knowledge are true, correct and complete. All such reports shall continue to be filed on a current basis until the Closing Date, and will be true, correct and complete.

     2.17  Books and Records.  The books of account and other records of the
           -----------------
Company are complete and accurate in all material respects, and, to the best of Seller's knowledge, the matters contained therein are appropriately and accurately reflected in the Financial Statements in all material respects.

     2.18  Title to Assets. The Company has good and marketable title to all of
           ---------------
the tangible personal property included in the Assets free and clear of all liens, mortgages, pledges, and encumbrances. The Scheduled Contracts are freely assignable or, if consent to the contracting party is required, Seller will use their best efforts to secure such consent.

     2.19  Employees.  The Buyer may enter into employment or consulting
           ---------
agreements or some other form of "employment at will" arrangement with Bill Berry, Jeff Dugan and Warren Phillips (the "Key Employees") at the same compensation level as is being paid to the Key Employees by the Company at the time of the Closing. The term of employment by the Buyer shall be for a period of not less than six (6) months from and after the Closing Date. In the event the Buyer elects not to so employ the Key Employees, the Buyer shall provide the Key Employees with an appropriate severance package covering the period of six
(6) months from and after the Closing Date payable in either lump sum or over a six (6) month period from the Closing Date with the severance payments to be at the same level as the salary then in effect for the Key Employees.

     Set forth on Schedule 2.19 hereto is a description of all existing employee benefit plans, personnel policies and a listing of all employee benefit brochures or handbooks and personnel brochures or handbooks delivered to employees or in effect during the past twelve months. Schedule 2.19 hereto contains a complete and accurate list as of the date hereof of all contracts with employees, deferred compensation agreements, pension, profit sharing and retirement plans, and other agreements with employees of the Company (collectively, the "Employee Agreements"). Schedule 2.19 also contains a complete and accurate list of all employees of the Business, including the name and position of each employee, the date on which each employee was employed by the Company, the date and amount of last increment of increase in compensation of each employee, the present compensation, including base compensation and incentive payments and perquisites payable to each employee, the timing of payment of compensation to each employee, and the 1999 W-2 compensation of each employee. The Company has received no notice that any employee listed on
Schedule 2.19 intends to leave the employ of the Company and has no reason to believe that any such employee intends to do so.

     There are no "employee benefit plans" ("Plans") as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or under which the Company has any liability, other than those described in Schedule 2.19 hereto. On the Closing Date, the Company shall have no liability or obligation for Plans or ERISA requirements.

     2.20  Labor Relations.  Except as set forth in Schedule 2.20 attached
           ---------------
hereto, there are no
strikes, work stoppages, grievance proceedings or other controversies pending or to the knowledge of the Seller or the Company threatened between the Company on the one hand, and, on the other hand, any employees of the Company or any union or other collective bargaining unit representing such employees. To the best of Seller's knowledge, the Company has complied and is in compliance with all laws and regulations relating to the employment of labor, including (without limitation) provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions that are applicable to the Company.

     2.21  Environmental Matters.  Except as set forth in Schedule 2.21 attached
           ---------------------
hereto, to the best of the knowledge of the Seller or the Company:

           (a) The Company is, and has been, in material compliance with all applicable federal, state and local environmental protection laws, rules, regulations and orders applicable to it or the conduct of its business;

           (b) There are not, and have not been claims of noncompliance against the Company relating to the materials or substances produced, discharged, released or emitted from or by the Company or its business;

           (c) The Company is not required to have any permits or other approvals required for the generation, handling, treatment, storage and disposal of wastes produced in its business or the storage, treatment, discharge, emission and disposal of hazardous waste, hazardous substances, pollutants, contaminants, materials, products and by-products from its business; and

           (d) There has been no intentional disposal of hazardous substances, wastes, pollutants, contaminants, materials, products or by-products by the Company and no discharge, disposal, spill or intentional release of hazardous substances, wastes, pollutants, contaminants, materials, products or by-products by the Company which the Company is required by law to report to any governmental agency.

     2.22  Compliance with Applicable Laws.  Except as set forth in Schedule
           -------------------------------
2.22 attached hereto, to the best of Seller's knowledge, the Company has complied and is in compliance with all statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments and decrees applicable to the Company, to the Assets, or to the operation and conduct of the Business. Schedule 2.22 attached hereto includes a complete and accurate list of all investigations or actions taken during the two (2) years prior to the date hereof by applicable authorities with respect to violations or alleged violations by the Seller or the Company ("Violations"). To Seller' knowledge, no employee, agent, representative or other person acting on the authority of the Company has paid or received any bribe or other unlawful payment of money or other thing of value, or furnished or been given any other unlawful inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of the Company and the Company's business is not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

     2.23  Transactions with Related Parties.  Except as set forth in Schedule
           ---------------------------------
2.23, no present or former officer or director or shareholder of the Company or a Predecessor of the Company, and no affiliate of such an officer or director or shareholder, is currently a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such officer, director, shareholder or affiliate. The lease between the Seller and the Company for the building from which the Company operates (the "Building Lease") disclosed on Schedule 2.23 shall be terminated by the Seller and the Company on the Closing Date, and the Company shall have no obligations or liabilities after the Closing Date with respect to the Building Lease. Except as set forth on
Schedule 2.23, there are no commitments to and no income reflected in the Financial Statements has been derived from any affiliate of the Company or a Predecessor and, following the Closing, Buyer shall have no obligation of any kind or description to any such affiliate. Except as disclosed on Schedule 2.23, no expense relating to the operation of the Business has been borne by an affiliate of the Company or a Predecessor that is not reflected in the Financial Statements. Except as disclosed on Schedule 2.23, the Company has no reason to believe that any income reflected on the Financial Statements is dependent upon or conditioned on the Business's affiliation with any affiliate and has no reason to believe that any income source will not be available to Buyer after Closing due to lack of such affiliation. Except as disclosed on Schedule 2.23, the Company has no reason to believe that any expense reflected on the Financial Statements will be affected by loss of the Business' affiliation with any affiliate and has no reason to believe that any expense will increase for Buyer after the Closing due to the lack of such affiliation. As used in this Agreement, "affiliate" means: (a) with respect to a person, any member of such person's immediate family (spouse, parents, lineal descendants and siblings);
(b) with respect to an entity, any officer, director, shareholder or partner in such entity or of or in any affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity; and "control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

     2.24  Advertisers.  Schedule 2.24 attached hereto lists the ten largest
           -----------
advertisers of the Business during the twelve-month period ending December 31, 1999 and states for each advertiser the dollar volume of sales, the term of the contract and the rates paid by such advertiser. Except as disclosed on Schedule 2.24, neither the Company nor the Seller has any information and has no reason to believe that any of such advertisers intend to cease advertising with the Company, and no information has been brought to the attention of the Company or the Seller which might reasonably lead them to believe any of such advertisers intends to alter the amount of such purchases.

     2.25  Trade Outs.  There are no trade or barter agreements of the Company
           ----------
(advertising exchanged for goods and services with third parties) as of the date hereof.

     2.26  Broker's or Finder's Fees. No agent, broker, investment banker, or
           -------------------------
other person or
firm acting on behalf of the Company or of the Seller or under such party's authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     2.27  Capitalization of the Company.   The authorized capital stock of the
           -----------------------------
Company consists of 100,000 shares of common stock, of which 10,000 shares, constituting the Stock, are the only outstanding shares. There are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options. All shares of the Stock have been duly and validly issued, are fully paid and nonassessable and have been issued in compliance with (or by reason of exemption from) applicable federal and state securities laws. On or before the Closing Date, the Seller shall confirm that as the sole shareholder of the Company he has waived all preemptive or similar rights with respect to the capital stock of the Company. At the Closing, no further approval or authority of the shareholders or of the board of directors of the Company will be required for the consummation of the transactions contemplated by this Agreement except such as will have been obtained or made and are then in full force and effect. The Seller owns the Stock free and clear of all liens, mortgages, pledges, claims, encumbrances, restrictions, options or rights of any third party or parties.

     2.28  Copies of Documents.  True, correct and complete copies of all Site
           -------------------
Leases, Advertising Contracts, insurance policies, mortgages, indentures, notes, leases, agreements, contracts and other instruments and documents listed in all Schedules attached hereto have been heretofore made available to Buyer.

     2.29  Disclosure.  The representations and warranties by the Seller in this
           ----------
Agreement do not contain any untrue or misleading statement of material fact or omit any material fact known to the Seller and necessary to make the statements contained therein not materially misleading.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.
                 ---------------------------------------

     Buyer hereby represents and warrants to the Seller that as of the date hereof and the Closing Date:

     3.1   Organization and Standing.  Buyer has been duly organized and is
           -------------------------
validly existing and in good standing under the laws of the State of Minnesota. Buyer has all requisite power and authority to carry on its business as currently conducted, to enter into this Agreement and to carry out the transactions contemplated hereby and thereby.

     3.2   Authorization.  The execution and delivery of this Agreement by Buyer
           -------------
and the consummation by Buyer of the transactions contemplated hereby have been duly authorized. Buyer has taken all partnership action necessary for Buyer to enter into this Agreement and for Buyer to consummate the transactions contemplated hereby and thereby.

     3.3   Absence of Violation.  Neither the execution and delivery of this
           --------------------
Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or a default under, or conflict with, any term or provision of the partnership agreement of Buyer or any contract, commitment, indenture, lease or other agreement to which Buyer is a party or by which Buyer is bound.

     3.4   Binding Obligation.  This Agreement constitutes a valid and binding
           ------------------
obligation of Buyer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity. Each document and instrument to be executed by Buyer pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors and (ii) general principles of equity.

     3.5   Litigation and Disputes.  There are no actions, suits, claims,
           -----------------------
arbitrations, proceedings or investigations pending, threatened or, to the knowledge of Buyer, reasonably anticipated against or affecting Buyer or its assets, properties or business, or this Agreement, at law or in equity or admiralty, before or by any arbitrator or governmental authority, and Buyer is not operating under, subject to or in default with respect to, any order, writ, injunction, decree or judgment or any court or governmental authority. Buyer is not currently involved in any dispute with any of its agents, suppliers, business consultants or other independent contractors affecting it or its assets, properties or business. Buyer has not violated any federal, state, local or, with knowledge of Buyer, any foreign law, ordinance regulation or other requirement of any governmental or regulatory body, court or arbitrator/mediator that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereunder.

     3.6   Consents.  Except for the requirements of the HSR Act, Buyer is not
           --------
subject to any statute, law, ordinance, regulation, rule, determination, order, judgment, writ, injunction, decree, charter, bylaw, mortgage, deed of trust, indenture, note, agreement, commitment, lease, contract, instrument or other restriction of any kind or character whatsoever which would prevent the execution or delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, or would result in any penalty, forfeiture or contract termination as a result thereof, without the consent of the holders of or parties to such instruments or any other parties.

     3.7   Broker's or Finder's Fees.  No agent, broker, investment banker, or
           -------------------------
other person or firm acting on behalf of the Buyer or under the Buyer's authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     3.8   Investment Intent; No Registration.  The Buyer is purchasing the
           ----------------------------------
Stock for investment and without a view to resale of the Stock. The Buyer acknowledges that the Stock has not been registered under federal or state securities laws.

     3.9   Disclosure.  The representations and warranties by the Buyer in this
           ----------
Agreement do not contain any untrue or misleading statement of material fact or omit any material fact known to Buyer and necessary to make the statements contained therein not materially misleading.

     SECTION 4.  AFFIRMATIVE COVENANTS OF SELLER.  Between the date of this
                 -------------------------------
Agreement and the Closing Date, the Company shall and the Seller shall cause the Company to:

           (a) Continue to operate the Business in the usual and ordinary course of business, in conformity with all applicable laws, ordinances, regulations, rules and orders, and consistent with past practice (including expenditures for capital improvements and expenditures for advertising to promote the Business).

           (b) Use its best efforts to preserve the Business intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with Seller, and continue to conduct the financial operations of the Business, including its credit and collection policies, with the same effort, to the same extent and in the same manner as in the prior conduct of the business of the Company. Without limiting the generality of the foregoing, the Company shall not permit, after the date hereof and prior to the Closing Date, accelerate the collection of any account receivable, provide any inducement to any advertiser to prepay any account receivable or to otherwise modify its normal collection practices.

           (c) Provide Buyer and representatives of Buyer with reasonable access during normal business hours to the Assets, titles, contracts, books, files, logs, records and affairs of the Company and the Business, and furnish such additional information concerning the Company and the Business as Buyer may from time to time reasonably request it being understood, however, that no such investigation shall affect the representations and warranties of Seller or the conditions to Closing contained in this Agreement except to the extent that the Buyer has obtained actual knowledge of a matter which would constitute a breach of the representation or warranty.

           (d) Maintain all the Assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted, and maintain the inventories of the Business at the levels normally maintained for the Business.

           (e) Maintain the books, accounts and records of the Company and the Business in the usual and ordinary manner and deliver to Buyer copies of monthly operating statements and balance sheets for the Company and the Business and any other information concerning the financial condition of the Company and the Business as Buyer may from time to time reasonably request and which is prepared by the Company or the Seller or caused by the Company or the Seller to be prepared in the ordinary course of business.

          (f) Pay or cause to be paid or provided for all property, sales, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other taxes of or relating to the Company or the Business, and employees, required to be paid to city, county, state, federal and other governmental units up to the Closing Date.

          (g) Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

          (h) Notify Buyer in writing of any material adverse change in the assets, liabilities, business, operations, properties or condition (financial or otherwise) of the Business including, but not limited to, information (including copies of all documents and records relating thereto) concerning all material claims asserted against or affecting the Company or the Business or its assets, properties or business and concerning all (regardless of materiality thereof) actions, suits or proceedings instituted or threatened against or affecting the Company or the Business or its assets, properties or business before or by any court or governmental authority.

          (i) Keep Buyer informed on a regular basis concerning the management of the Assets, any material new contracts, agreements, commitments or transactions proposed to be entered into by or employees proposed to be engaged by the Company, and any other material developments relating to the Business; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, between the date hereof and the Closing, Buyer, its employees and agents shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of the Business, but such operation shall be the sole responsibility of and in the complete discretion of the Company.

          (j) Permit Buyer and its representatives, agents, employees and independent contractors, at Buyer's expense, to conduct inspections, to audit the books and records of Seller and to verify revenue of the Business and, in connection therewith, Seller agrees to give such instructions to his independent accountants as Buyer may reasonably request.

     SECTION 5.  NEGATIVE COVENANTS OF SELLER.
                 ----------------------------

          Between the date hereof and the Closing Date, except as contemplated by this Agreement, the Company will not (and the Seller will not permit the Company to), without the prior written consent of Buyer:

          (a) With respect to employees of the Business, enter into any agreements with employees, increase the compensation or bonuses payable to or to become payable by the Company to any of the employees or effect any changes in the management, personnel policies or employee benefits, except in accordance with existing employment policies and practices.

          (b) Create, assume or permit to exist any new mortgage, deed of trust or pledge, or further subject to any lien or encumbrance, the Stock or any of the Assets, whether now owned or hereafter acquired.

          (c) Enter into any contracts, leases, commitments, understandings, licenses, or other agreements or incur any obligation or liability (contingent or absolute), except current liabilities incurred in the ordinary course of business and obligations under the contracts listed in the Schedules attached hereto; provided, however, that the Company may enter into such other contracts, leases, commitments, understandings, licenses or other agreements in the ordinary course of business which are consistent with Seller's past business practices, so long as such contract, leases, commitments, understandings, licenses or other agreements do not involve payments or obligations in excess of $1,000 for each such agreement in any month, or $10,000 for all such agreements in the aggregate, and each such agreement is terminable on not more than thirty days' prior written notice.

          (d) Do or omit to do any act (or permit such action or omission) which will cause a material breach of any contract, understanding, commitment, obligation, lease, license or other agreement to which the Company is a party or by which the Company is bound; or enter into or become subject to any new employment, labor or union contract, any new professional service contract not terminable at will, or any new bonus, pension, insurance, profit sharing, deferred compensation, retirement, hospitalization, employee benefit, or other similar plan; or increase the salary, wages or benefits payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

          (e) Sell, exchange, transfer, assign or otherwise dispose of the Stock or any of the Assets, including, without limitation, transfers of any Assets to the Seller.

          (f) Enter into any transaction other than in the ordinary course of business.

          (g) Make or permit any amendment or termination of any material contract, agreement or license to which the Company is a party or which it owns, other than in the ordinary course of business.

          (h) Make any material change in any method of accounting or accounting practice.

          (i)  Agree, whether in writing or not, to do any of the foregoing.

     SECTION 6.  ADDITIONAL UNDERTAKINGS AND COVENANTS.
                 -------------------------------------

     6.1  Announcements and Disclosures.  Except as hereinafter set forth or as
          -----------------------------
may be reasonably necessary or appropriate to perform or to anticipate performance of the transactions contemplated by this Agreement, no party hereto will release information to the public or any governmental authority concerning this Agreement or the transactions contemplated hereby without first consulting with and obtaining the consent of the other parties hereto; it being understood, however, that none of the parties can be prevented by this Agreement from compliance with requirements of the law.

     6.2   Covenant not to Compete Agreements.  At the Closing, the Seller shall
           ----------------------------------
execute and deliver, a covenant not to compete agreement in the form attached as Exhibit C hereto (the "Covenants Not to Compete Agreement"). The consideration for such Covenants Not to Compete Agreement is included in the Purchase Price.

     SECTION 7.  CLOSING.
                 -------

     7.1   Closing.  The closing of the transactions contemplated by this
           -------
Agreement (the "Closing") shall occur on June 28, 2000 or at such other time as the parties shall mutually agree. The Closing shall take place in Charlotte, North Carolina at such location as the parties shall agree, or such other place as the parties may agree. The date on which Closing occurs is referred to herein as the "Closing Date".

     7.2   Deliveries by Seller.  At the Closing, the Seller shall execute where
           --------------------
appropriate and deliver to Buyer the following:

           (a) the certificates representing the Stock, together with an assignment thereof for transfer of the Stock to the Buyer free and clear of all liens, claims and encumbrances;

           (b) a good standing certificate for the Company as of a date not more than 10 days prior to the Closing Date issued by the Secretary of State of the state of North Carolina, and of each state in which Seller is qualified to do business as a foreign corporation;

           (c) the books and records of the Company, including the corporate minute and stock books;

           (d) a certified copy of the resolutions adopted by the sole director and sole shareholder of the Company approving this Agreement and the transactions contemplated hereby;

           (e) an opinion of counsel for the Seller, dated as of the Closing Date, in form and substance satisfactory to the Buyer;

           (f)  the Covenant Not to Compete Agreements executed by the Seller;
and

           (g) such other certificates and instruments as Buyer may reasonably request in writing to evidence the consummation of the transactions contemplated hereby.

     7.3   Deliveries by Buyer.  On the Closing Date, Buyer shall execute where
           -------------------
appropriate and deliver to Seller the following:

           (a)  the Cash Portion as set forth in Section 1.2 hereof;

           (b) a certified copy of the resolutions adopted by the board of directors of the general partner of Buyer authorizing the transactions contemplated by this Agreement approving this Agreement and the transactions contemplated hereby;

           (c) an opinion of counsel for Buyer, dated as of the Closing Date, in form and substance satisfactory to the Seller; and

           (e) such other certificates and instruments as Seller may reasonably request in writing to evidence the consummation of the transactions contemplated hereby.

     7.4   Control of Business. Until the Closing hereunder, the Company shall
           -------------------
have complete control of the Business and the Assets, subject to the terms and provisions of this Agreement. Buyer shall be entitled, however, to reasonable inspection of the Assets, the operation thereof, all records relating thereto and to notice of any developments which are not in the ordinary course of business. From and after the Closing hereunder, Buyer shall have complete control of the Business, its equipment and operation, and the Assets.

     SECTION 8.  SURVIVAL OF REPRESENTATIONS: INDEMNIFICATION; REMEDIES.
                 ------------------------------------------------------

     8.1   Survival of Representations.  All representations, warranties,
           ---------------------------
covenants, agreements and indemnities made by any party to this Agreement herein shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, agreements and indemnities were made on and as of such date, and all such representations, warranties, covenants, agreements and indemnities shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto for a period of (a) the applicable statutory limitation periods under North Carolina law with respect to title to the Stock and the Assets, (b) the applicable statutory limitation periods, if any, with respect to Taxes and environmental matters, (c) four (4) years with respect to structure risks, and (d) two (2) years with respect to matters not included in subparagraphs (a), (b) or (c) of this paragraph. Notwithstanding any other provision of this Agreement to the contrary, except with respect to claims for structure risks (which shall not be limited), no party shall be obligated to any other party for claims for indemnification under this Agreement until the aggregate amount of claims is at least $50,000, from and after which time the indemnifying party shall be obligated for all claims, including the first $50,000 thereof. The Seller's obligations for indemnification under this Agreement shall be limited in the aggregate to the amount of the Purchase Price actually paid by the Buyer to the Seller.

     8.2   Indemnification by Seller.  Seller hereby agrees to indemnify, defend
           -------------------------
and hold harmless the Buyer and the Company and their respective shareholders, officers and directors (each an "indemnified party") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, relating to, imposed upon or incurred by Buyer or any of said indemnified parties by reason of or resulting from:

           (a) any breach of the representations and warranties or noncompliance with any covenants, agreements or undertakings by the Seller or by the Company contained in or made pursuant to this Agreement;

           (b) any and all liabilities or claims (absolute, contingent or existing) arising or accruing from events, occurrences or omissions relating to the operation of the Business prior to the close of business on the Closing Date, including but not limited liabilities or claims relating to Structures at Risk or violations; and

           (c) any and all liabilities to or claims of a third party arising out of litigation due to the conduct of the business of the Company prior to the close of business on the Closing Date.

     8.3   Indemnification by Buyer.  Buyer, on its own behalf and on behalf of
           ------------------------
its successors and assigns, hereby agrees to indemnify, defend and hold harmless the Seller and Seller's heirs, issue, legatees, administrators and personal representatives (each an "indemnified party") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, relating to, imposed upon or incurred by Seller or any of said indemnified parties by reason of or resulting from:

           (a) any breach of the representations and warranties or noncompliance with any covenants, agreements or undertakings by Buyer contained in or made pursuant to this Agreement;

           (b) any and all liabilities or claims (absolute, contingent or existing) against the Seller arising or accruing from events, occurrences or omissions relating to the operation of the Business by Buyer after the close of business on the Closing Date; or

           (c) any and all liabilities to or claims of a third party arising out of litigation due to the conduct of the business of Buyer subsequent to the close of business on the Closing Date.

     8.4   Indemnification Procedures.  The following provisions shall apply to
           --------------------------
any indemnification under this Section 8:

           (a)  In order for the party from whom indemnity may be sought (the

"Indemnitor") to be fully informed at all times concerning its possible obligations to give indemnity to the claimant thereof under the provisions of this Section 8 (the "Indemnitee") and to permit the amounts thereof to be minimized, if the Indemnitee suffers or is threatened with or incurs any loss, damage or expense for which it would be entitled to be indemnified, the Indemnitee shall give written notice to Indemnitor accompanied with documentation demonstrating the Indemnitee's possible right to receive indemnity and setting forth the amount of the claimed damage on account thereof. If the Indemnitor disputes the propriety of any such claim, the parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the other all relevant information relating to such dispute. If the parties are unable to reach a settlement, the parties shall be free to dispose of such dispute as they see fit, by litigation, arbitration or otherwise in Charlotte, North Carolina. With respect to any claim made by any third party which, if established, would entitle the Indemnitee to receive indemnity from the Indemnitor, the Indemnitee shall give the Indemnitor prompt written notice (within 10 business days) and shall forward to the Indemnitor the original or a copy of such claim and all documents received from the third party in support of its claim. If within fifteen days of the notice of such claim, Indemnitor requests in writing that such third party claim not be paid, Indemnitee shall not pay such claim, Indemnitor shall, at its expense (including employment of counsel acceptable to the Indemnitee), settle, compromise or litigate such claim in good faith, and shall keep the Indemnitee and its counsel adequately informed of any action taken in the progress thereof; provided, however, that the Indemnitee shall not be required to refrain from paying any such claim which has matured to a court judgment or decree unless a timely appeal is taken therefrom and a proper appeal bond posted by the Indemnitor, nor shall Indemnitee be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of the properties of Indemnitee or an order restraining or enjoining Indemnitee, temporarily or permanently, from the operation of its business in the normal course. If, by the expiration of fifteen days after notice of such a claim is given to Indemnitor, Indemnitor has not notified Indemnitee that it will undertake to settle, compromise or litigate such claim, Indemnitee shall be entitled to settle, compromise or litigate such claim by counsel of its choice at Indemnitee's own expense and costs and subject to the right of the Indemnitor to assume, at its own expense and cost, the defense of such claim at any time prior to settlement, compromise or final determination thereof.

          (b) Each party will cooperate with the other in resolving or attempting to resolve any claim and will permit the other party access to all books and records which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom at the cost of the copying party.

          (c) Failure to give notice or otherwise comply with the terms of this
Section 8.4 shall not invalidate any claim for indemnity except to the extent that the failure to give such notice or otherwise comply with the provisions of this section shall have resulted in actual damage to the other party.
Indemnitor shall be subrogated to all rights of Indemnitee against any third party with respect to any claim which Indemnitee was paid. Indemnitee shall have the right to offset the amount of any claim for indemnity against any amount due Indemnitor. In cases where Buyer is the Indemnitee, including as set forth in subsection (d) below, the Buyer shall have the right to offset the amount of any claim for indemnity against the Build-Out Payment and that portion of the Build-Out Payment shall be deemed paid at the time of such offset. Any offset made pursuant to this subsection (c) shall not be final (x) until a final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction from which no appeal is filed or no appeal has been granted or (y) a settlement shall have been completed or (z) the parties shall have reached a mutually binding agreement

          (d) With respect to any structures or sign faces that are required by applicable jurisdiction to be lowered or taken down and with respect to any structures that are not permitted by applicable jurisdiction to be built, the Seller shall reimburse the Buyer or the Company for all reasonable costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, necessary to bring such structures into compliance. With respect to a structure that must be lowered, the Seller shall pay the Buyer the costs reasonably incurred by the Buyer to lower the structure and to bring the structure into compliance. In the event that any structure as listed on Schedule 8.4(d) or any other structure that has been built cannot be brought into compliance or must be taken down by the Company, in addition to the reimbursement for costs the Seller shall pay the Buyer (i) for structures listed on Schedule 8.4(d) attached hereto, the amount listed on such Schedule as the "Indemnification Value" of such structure, (ii) for structures not listed on
Schedule 8.4(d) attached hereto, 80 times the monthly revenue generated by such structure at the time of Closing, or (iii) for unbilled and unsold structures, 50 times the monthly market rate for such structure using the Seller's rates at the time of Closing.

          (e) Claims by Buyer for indemnification or reimbursement under this Agreement shall be made first against the Indemnification Escrow Fund until such time as the Indemnity Escrow Fund has been completely distributed pursuant to the terms of the Indemnity Escrow Agreement.

     SECTION 9.  CONDITIONS PRECEDENT.
                 --------------------

     9.1   Buyer's Performance. The obligations of Buyer hereunder are subject
           -------------------
to the conditions that on or before the Closing Date hereunder:

          (a) All conditions required by this Agreement to be performed or complied with prior to or at the Closing Date hereunder shall have been so performed or complied with.

          (b) The consents indicated in Section 2.5 as required to be obtained shall have been obtained such that Buyer will enjoy all of the rights and privileges of the Company in the agreements referred to therein.

          (c) Except as otherwise disclosed on the Schedules to this Agreement, no litigation, investigation or proceeding, including but not limited to bankruptcy or insolvency proceedings, shall have been instituted or threatened against the Company or Seller which would materially adversely affect the Business or the Assets and/or the operation of the Business or the

Assets, and there shall have been no materially adverse change in the condition of the Business or the Assets.

     9.2   Seller's Performance.  The obligations of the Seller hereunder are
           --------------------
subject to the conditions that on or prior to the Closing Date:

          (a) All conditions required by this Agreement to be performed or complied with prior to or at the Closing Date hereunder shall have been so performed or complied with.

          (b) Buyer shall have executed and delivered at the Closing all of the instruments required of it herein and shall have paid the Purchase Price and all of the representations and warranties of Buyer shall be true and correct on the Closing Date and each and all of the agreements and covenants of Buyer to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed.

     SECTION 10. MISCELLANEOUS.
                 -------------

     10.1  Additional Actions and Documents.  Each of the parties hereto hereby
           --------------------------------
agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order fully to effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the Closing.

     10.2  Expenses.  Each party hereto shall pay its own expenses incident to
           --------
this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     10.3  Entire Agreement; Amendment.  This Agreement, including the Schedules
           ---------------------------
hereto and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing specifically referring to this Agreement and duly executed by each of the parties hereto. All schedules and exhibits hereto shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

     10.4  Waiver.  No delay or failure on the part of any party hereto in
           ------
exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any part hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     10.5  Severability.  If any part of any provision of this Agreement or any
           ------------
other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

     10.6  Confidentiality. Buyer agrees that any information designated by the
           ---------------
Company as confidential, shall be maintained as confidential by Buyer and Buyer agrees not to disclose any such information to any person whatsoever other than is necessary to disclose such information to its own employees and other representatives (including prospective lenders) (and shall advise such person of the confidential nature of the information) for the purpose of effecting the transaction contemplated by this Agreement (including the financing thereof) unless such information becomes otherwise publicly available or Buyer is required to make such disclosure by order of a court or governmental agency. Buyer agrees that, in the event this Agreement is not closed for any reason whatsoever, all documents and copies embodying such information shall be, at the request of the Company, delivered to the Company. Buyer agrees to endeavor to have executed by such employees and agents of the Buyer as may, from time to time be designated by the Company, a confidentiality letter in such form as is mutually agreed to between the Buyer and the Seller, it being understood that the Buyer shall not be obligated to make any payment of money to any such person in order to induce such person to execute such confidentiality undertaking.

     10.7  Governing Law.  This Agreement, the rights and obligations of the
           -------------
parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflicts or choice of law.

     10.8  Notices.  All notices, requests and other communications from any of
           -------
the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered (in the case of a corporate entity, to an executive officer of such party), or on the first day after the date of deposit with a national overnight delivery service for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours, for which automatic confirmation has been received; addressed, in all cases, to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other parties.

     If to Seller:

           Robert H. Willard
           3222 Symphony Woods Drive
           Charlotte, NC 28269
     with a copy to:

           Steve C. Horowitz
           Wishart, Norris, Henninger & Pittman, P.A.
           6832 Morrison Blvd.
           Charlotte, NC 28211

     If to Buyer:

           Adams Outdoor Advertising Limited Partnership
           1380 W. Paces Ferry Road, N.W.
           Suite 170, South Wing
           Atlanta, GA  30327

     with a copy to:

           Robert T. York
           Kaplan, Strangis and Kaplan, P.A.
           90 South 7/th/ Street
           Suite 5500
           Minneapolis, MN 55402

     10.9  Headings.  Article and Section headings contained in this Agreement
           --------
are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     10.10 No Third Party Beneficiaries.   Nothing  in this Agreement, express
           ----------------------------
or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, issue, personal representatives, successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or of any term, condition or covenant hereof.

     10.11 Execution in Counterparts; Facsimile Signatures.  To facilitate
           -----------------------------------------------
execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Further, this Agreement may be executed by facsimile signatures and such facsimile signatures shall be deemed to be the original signatures of the parties.

     10.12 Binding Effect.  Subject to any provisions hereof restricting
           --------------
assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, issue, personal representatives, successors and assigns.

     10.13 Attorneys' Fees. In the event of any dispute hereunder between the
           ---------------
parties hereto, the party prevailing in any litigation instituted hereunder shall be entitled to recover from the other its costs and expenses thereof, including, specifically, its reasonable attorneys' fees.

     10.14 Definitions.  As used in this Agreement, the term "Assets" shall mean
           -----------
all of the properties, assets, and business, of every kind and description, wherever located, constituting all of the assets and properties used or useable in the Business, including but not limited to the following:

          (a) Personal Property.  All painted bulletins, poster panel and other
              -----------------
outdoor advertising displays and structures owned by the Company as of the Closing Date, wherever located.

          (b) Inventories.  All inventories of materials, work-in-progress,
              -----------
finished products and supplies owned by the Company and used or useable in the operation of the Business as of the Closing Date.

          (c) Real Property.  All real property owned by the Company as of the
              -------------
Closing Date as identified on Schedule 10.14(c) attached hereto.

          (d) Real Estate Site Leases.  The leases, licenses, easements and
              -----------------------
other agreements granting to the Company the right to place and construct outdoor advertising displays on real property in effect on the Closing Date identified on Schedule 10.14(d), together with all of the Company's improvements on the real property which is the subject matter of such leases and rights and appurtenances thereto, including any renewals, extensions, amendments or modifications thereof, and including all prepaid rents thereunder, and any additional agreements and leases made or entered into by Seller in the ordinary course of business between the date of such Schedule and the Closing Date (the "Site Leases"). Between the date of this Agreement and the Closing Date, the Company shall not terminate any Site Lease except those that lapse or are terminated in the ordinary course of business in accordance with their terms.

          (e) Permits, Licenses and Authorizations.  The permits, licenses,
              ------------------------------------
permits and authorizations used or useable in the operation of the Business.

          (f) Advertising Contracts and Agreements.  All contracts and orders
              ------------------------------------
for the renting of outdoor advertising displays and all other agreements, leases, commitments, executory contracts and orders relating to the Business, including, specifically, the leases and agreements specifically listed on
Schedule 10.14(f) hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases, commitment, executory contracts and orders made or entered into by the Company in the ordinary course of business between the date of such Schedule and the Closing Date (the "Advertising Contracts"). Between the date of this Agreement and the Closing Date, the Company shall not terminate any such leases or agreements except those which lapse or are terminated in the ordinary course of business in accordance with their terms.

           (g) Accounts Receivable.  All advertising revenue and other accounts
               -------------------
receivable of the Company as of the Closing Date (the "Accounts Receivable").

           (h) Prepaid Expenses.  All prepaid expenses and other prepaid items
               ----------------
relating to the Business.

           (i) Intangibles.  All copyrights and applications therefor,
               -----------
trademarks, service marks, trade secret rights, patents, patent rights, trade names, tradename rights or other similar rights used or usable in the Business including, specifically, the name "Horizon" and any logo or mark used in connection therewith and the good will of the Business as a going concern, including lists of customers and suppliers, correspondence, purchase orders and the general intangibles of the Business.

           (j) Barter and Trade Receivables.  Barter and trade credits or
               ----------------------------
receivables existing on the Closing Date.

           (k) Records. All logs, books, business and financial records (or true
               -------
copies thereof) maintained by or on behalf of Seller and advertising material used by the Company in connection with or relating to the Business, including all stock transfer and minute books.

     10.15 Retention of Records; Access.  For a period of three (3) years after
           ----------------------------
the Closing, the Buyer and its successors and permitted assignees shall retain and not destroy the Company's books and records delivered to the Buyer as set forth in this Agreement and, upon the request of the Seller upon reasonable notice, Buyer shall provide Seller with access to such books and records during normal business hours. Seller may, at Seller's expense, make copies of such books and records.

     10.16 Construction.  In the event of an ambiguity or a question of intent
           ------------
or interpretation of any term of this Agreement, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. As used in this Agreement, the phrase "to the best of Seller's knowledge" or "to the Seller's knowledge" means to the knowledge of the Seller or to the knowledge of any of the officers or directors of the Company prior to the Closing Date that are involved in the matters with respect to which such phrase is being used.

     10.17 Submission to Jurisdiction Waivers.  The parties each hereby
           ----------------------------------
irrevocably and unconditionally: (1) agree that any action or proceeding related to this Agreement shall be brought in, and hereby submits itself and its property to the jurisdiction of, the courts of the State of North Carolina located in Mecklenburg County, North Carolina, the courts of the United States of America for the Western District of North Carolina, located in Charlotte, North Carolina, and the appellate courts from any thereof; (2) consent to the venue of any such action or proceeding in any of said courts and waives any objection that it may have, now or hereafter, that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and
(3) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party against whom the action or proceeding is brought at its address set forth in Section 10.8.

     10.18 Schedules.  The parties acknowledge that this Agreement is being
           ---------
executed by the parties prior to delivery, review, acceptance or attachment of the Schedules referred to herein. The obligations of the parties under this Agreement are subject in all respects to the delivery, review and acceptance of the Schedules. Upon the completion of such delivery, review and acceptance of the Schedules, the parties shall execute and deliver a document evidencing such delivery, review and acceptance of the Schedules and upon such execution and delivery the Schedules shall be deemed attached to this Agreement.



            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.




                                     __________________________________________
                                                  Robert H. Willard


                                     HORIZON OUTDOOR ADVERTISING, INC.

                                     By:_______________________________________
                                        Its:___________________________________


                                     ADAMS OUTDOOR ADVERTISING LIMITED
                                      PARTNERSHIP

                                     By: Adams Outdoor Advertising, Inc.
                                         Its: Managing General Partner

                                     By:________________________________________
                                        Its:____________________________________